Exhibit 10.6

5E Boron Americas, LLC

9329 Mariposa Road

Ste 210

Hesperia, CA 92344

December 1, 2023

Dear Paul,

5E Boron Americas, LLC (“5E” or the “Company”), through its board of directors, has implemented a Key Employee Retention Plan (the “Plan”) with the intent to focus management and key employees on the restructuring of the Company’s parent company senior secured convertible notes. The Plan is effective as of December 6, 2023 (the “Effective Date”).

Your role has been identified as critical to the process. We consider your continued service and dedication to the Company essential and anticipate your employment continuing until the end of the Retention Period (as defined below). To incentivize you to remain employed with the Company during this time, we are pleased to offer you a retention bonus under the Plan, as described in this agreement (the “Retention Bonus”). The aggregate amount of the Retention Bonus that you are eligible to receive under this agreement depends on whether the Company undergoes an out-of-court restructuring (Scenario 1) or an in-court restructuring (Scenario 2), as described below.

To reward your dedication to 5E as well as your contributions during this phase of the business, the Company is offering you a Retention Bonus, subject to the terms and conditions below. In exchange you agree to support the Company and continue to be employed in good standing at all times from the Effective Date through the end of your retention period on December 31, 2024 (such period, the “Retention Period”).

Scenario 1: Retention Bonus Calculation – Out-of-court restructuring

In the event of an out-of-court restructuring, your Retention Bonus amount is $287,500.00 in the aggregate, which will be payable in three installments.

i.
Installment one - The first installment will be paid on December 6, 2023 as a partial advance of your Retention Bonus in the amount of $93,800.00.
ii.
Installment two - The second installment will be paid on January 19, 2024 as a second partial advance of your Retention Bonus in the amount of $100,000.00.
iii.
Installment three – The third and final installment will be paid 90 days after (and subject to) a successful special shareholder vote to approve an equity private placement and an adjustment to our senior convertible notes in the amount of $93,700.00.

Scenario 2: Retention Bonus Calculation – In-court restructuring

In the event of an in-court restructuring, your Retention Bonus amount is $268,800.00 in the aggregate, which will be payable in two installments.

i.
Installment one - The first installment will be paid as a partial advance of your Retention Bonus, paid on December 6, 2023 in the amount of $93,800.00.
ii.
Installment two - The second installment will be paid immediately prior to a Chapter 11 filing in the amount of $175,000 (less any amount of the second installment paid under Scenario 1, if applicable).

Terms of the Plan

Your entitlement to any Retention Bonus installment is subject to the following terms and conditions:

i.
You must be actively employed with the Company through the end of the Retention Period and not have given notice of your intent to resign from your position during the Retention Period;
ii.
You must remain employed by the Company through the end of the Retention Period (December 31, 2024);
iii.
You must meet your performance expectations during the Retention Period and remain in good standing through the Retention Period (in each case, as reasonably determined by the Company’s Board of Directors);
iv.
However, if you resign from your position before December 31, 2024 or your employment is terminated other than due to an involuntary termination by the Company without cause, then you agree to repay to the Company all installments of the Retention Bonus previously paid to you after deduction of state and federal withholding tax, social security, FICA, and all other employment taxes and authorized payroll deductions, within 30 days of your termination date with the Company.
v.
During the Retention Period, if you are laid off by the Company without cause, then, subject to your execution and non-revocation of a general release of claims (the “Release”) in a form customarily used by the Company, you will be entitled to receive any unpaid installments of the Retention Bonus assuming the Company is in an out-of-court restructuring as described under Scenario 1, unless the facts and circumstances as of the date of termination indicate that a Chapter 11 filing is inevitable (as determined by the Company’s Board of Directors in its reasonable discretion), in which case you would be entitled to receive only any unpaid installment payable under Scenario 2. Any such installment(s) of the Retention Bonus that become payable to you following termination of your employment by the Company without cause will be paid to you on the Company’s first payroll date following the date on which the Release becomes effective and irrevocable.

All forms of compensation referred to in this agreement are subject to reduction to reflect applicable withholding, payroll, and other taxes and deductions required by law. You are encouraged to obtain your own tax advice regarding your compensation. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company, or its Board of Directors related to tax liabilities arising from your compensation.

You acknowledge that payment of the Retention Bonus is not part of your normal or expected compensation for purposes of calculating any severance, resignation, redundancy, or end-of-service payments, bonuses, awards, benefits, or other similar payments.

This agreement does not otherwise alter the terms of your employment with the Company. You acknowledge and agree that your employment with the Company and its subsidiaries is and will remain “at-will” and may be terminated at any time and for any reason (or no reason) by the Company, with or without notice. Nothing in this Agreement will confer upon you any right to continued employment with the Company or to interfere in any way with the right of the Company or its subsidiaries to terminate your employment at any time.

Your base compensation remains the same and you will continue to be paid in accordance with the Company’s regular payroll procedures. Compensation adjustments unrelated to this retention agreement may still occur including merit increases, equity grants, salary reductions, and other changes.

This Agreement embodies the entire agreement and understanding of the parties in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties, whether written or oral, with respect to the subject matter hereof (excluding any employment agreement and any written restrictive covenant agreements between you and the Company). This Agreement may be amended or modified only by written agreement signed by each of the parties.

The Agreement will be governed by the laws of the State of California, without giving effect to any conflicts of law principles thereof. Each party hereby irrevocably waives their right to a jury for any action, proceeding or counterclaim arising from or relating to this Agreement, to the fullest extent permitted by applicable law.

You may not assign, delegate, or otherwise transfer any of your rights or obligations under this Agreement without the prior written consent of the Company. The Company may transfer or assign, in whole or from time to time in part, to one or more of its affiliates, or to any successor to one or more of its businesses, its rights or obligations under this Agreement without your consent.

Payments under this Agreement are intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code (“Section 409A”). This Agreement will be construed and interpreted in accordance with such intent. If any provision of this Agreement needs to be revised to satisfy the requirements of Section 409A, then such provision or this Agreement will be modified or restricted to the extent and in the manner necessary to be in compliance with such requirements of Section 409A.

We appreciate your dedication to 5E and value you as a member of our team. We hope that this arrangement encourages your continued commitment to 5E. Please acknowledge your agreement to the terms of this letter by countersigning it in the space below.

Sincerely,
/s/ Graham van't Hoff
Graham van't Hoff
Chairman of the Compensation Committee

Paul Weibel
/s/ Paul Weibel
December 5, 2023